News Release
FOR IMMEDIATE RELEASE

TEREX CORPORATION ANNOUNCES $300 MILLION PARTIAL REDEMPTION OF
6% SENIOR NOTES DUE 2021
AND INTENTION TO RETIRE ALL 6.5% SENIOR NOTES DUE 2020

WESTPORT, CT, January 4, 2017 -- Terex Corporation (NYSE: TEX) today announced that it has given notice that it will redeem $300 million of the outstanding $850 million principal amount of its 6% Senior Notes due 2021 at a redemption price of 103.000% of principal amount, plus accrued and unpaid interest to the redemption date. The date for redemption of the 6% Senior Notes has been set for February 3, 2017.

Terex Corporation further announced that it intends to retire all $300 million of its 6.5% Senior Notes due 2020 outstanding on April 3, 2017 at a redemption price of 101.625%. Terex may take other actions with respect to the 6.5% Senior Notes, including purchasing notes through open market or privately negotiated transactions or otherwise.

John L. Garrison, Jr., President and Chief Executive Officer commented, “The announcement today of our intention to redeem $300 million of our 6% Senior Notes as well as the intent to retire all of our 6.5% Senior Notes is consistent with our previously stated intention to reduce our total debt and improve our balance sheet.”

This press release does not constitute a notice of redemption of any securities and it is not an offer to sell or a solicitation of an offer to buy any securities.

About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The company reports in three business segments: Aerial Work Platforms, Cranes, and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
Phone: (203) 222-5954
brian.henry@terex.com

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com